Filed Pursuant to Rule 433

Registration No. 333-179791

March 16, 2012

March 16, 2012

Dear Shareholder:

We are pleased to inform you that F.N.B. Corporation has registered 4,000,000 shares for issuance pursuant to the Dividend Reinvestment and Direct Stock Purchase Plan. The current Prospectus is available at: http://www.rtco.com/drp/5710P.pdf.

As a Plan Participant, you recognize the economical and convenient advantages the Plan offers you, including the fact that shares of F.N.B. Corporation common stock, traded on the New York Stock Exchange under the symbol FNB, are available for Direct Purchase through Registrar and Transfer Company. Purchasing shares directly through the Plan means you pay no brokerage fees on the transaction.

If you have any questions, please call our Shareholder Relations department at 724-983-4944 or toll free at 1-800-555-5455 Ext. 4944. Thank you.

Very truly yours,

/s/ Vincent J. Delie, Jr.

Vincent J. Delie, Jr.

President and Chief Executive Officer

We have filed a registration statement with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and the other documents we have filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we will send you the Prospectus if you request it by calling toll free (800) 555-5455.